EXHIBIT 99.1

January 16, 2007

IMMEDIATE RELEASE
Contact: Melvin E. Meekins, Jr.
(410) 260-2000

Severn Bancorp, Inc. Announces Year-End and Fourth Quarter Earnings

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced earnings for the year and the fourth quarter ended December 31, 2006. Net income for 2006 increased approximately 8% to $15.7 million (unaudited), or $1.72 per share, compared to $14.6 million, or $1.59 per share for 2005. However, as a result of real estate activity slowing during the second half of 2006, fourth quarter net income decreased approximately 8% to $3.7 million (unaudited) or $.40 per share, compared to $4.0 million or $.43 per share for the fourth quarter of 2005. “The second half of 2006 has been challenging for our company as we have incurred additional expenses as we prepare to offer a broader array of community banking services while our region has experienced a real estate slowdown that has reduced our lending opportunities,” said Alan J. Hyatt, President and Chief Executive Officer. “However, overall, we are pleased with 2006 results”.
With approximately $900 million in assets, Severn Savings Bank, FSB is a community bank focused on residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia. The bank has three branch locations, at 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater. A fourth branch, at 200 Westgate Circle in Annapolis, where the company recently relocated its headquarters, will be opening soon. Severn’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr. or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, (410) 260-2000, e-mail: mmeekins@severnbank.com or skirkley@severnbank.com.
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